Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

GenCorp Closes $100.0 million
Subordinated Delayed Draw Credit Facility

SACRAMENTO, Calif. – April 21, 2014 – GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it entered into a $100 million subordinated delayed draw term loan credit facility.

GenCorp intends to use borrowings under the new subordinated credit facility for a variety of purposes which may include refinancing of existing debt, repurchasing common equity, working capital and general corporate purposes.

In general, borrowings under the new subordinated credit facility bear interest at a rate equal to the sum of (x) the greater of LIBOR and 1.00% per annum plus (y) 8.50%, or in the case of base rate loans, the base rate as it is defined in the credit agreement governing the new subordinated credit facility plus 7.50%.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company’s excess real estate assets.  Additional information about the Company can be obtained by visiting the Company’s website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941